[LOGO]
AMIABLE
TECHNOLOGIES
INCORP0RATED

MAIN OFFICE
International Plaza Two
Suite 625
Philadelphia, PA
19113-1518
610-521-6300
Fax 610-521-012

WEST COAST OFFICE
27123 Calle Arroyo
Suite 2100
San Juan Capistrano, CA
92675
714-248-8030
Fax 714-248-8018

                        AGREEMENT TO DEVELOP OEM PRODUCTS
                                     (FINAL)

      This Agreement ("Agreement") is made by and between Amiable Technologies, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, with offices at International Plaza Two, Suite 625, Philadelphia, Pennsylvania 19113, USA (hereinafter referred to as "ATI") and ROLAND DG CORPORATION, a corporation having a place of business at 1-6-4 Shinmiyakoda, Hamamatsu-shi, Shizuoka-ken, Japan (hereinafter referred to as "OEM PARTNER").

Recitals:

      WHEREAS, ATI designs and manufactures graphics software and composes related documentation for use with the Macintosh, Power Macintosh and PC computers; and

      WHEREAS, OEM PARTNER desires to obtain a license from ATI of certain rights with respect to certain of ATI's graphics software and related documentation used with the Windows and Macintosh platforms, as designated herein, and ATI desires to grant such license to OEM PARTNER, subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS

      When used in this Agreement, the following words and phrases shall have the meaning set forth below unless the context otherwise requires.

      1.1 "ATI STANDARD SOFTWARE" means any and all software developed by ATI and sold under the "Flexi" or "PhotoPRINT" name.

      1.2 EFFECTIVE DATE" means the date this Agreement is formed, which shall occur upon execution thereof by an authorized representative of OEM PARTNER and acceptance thereof by an authorized representative of ATI.

      1.3 "INTELLECTUAL PROPERTY RIGHTS" means all of ATI's rights, title and interest in the Licensed Software and Licensed Documentation, including, but not limited to, such rights, title and interests provided under any and all patent, copyright, common or any other comparable laws of any country, governmental body, or jurisdiction.

      1.4 "LICENSED DOCUMENTATION" means all documentation, related to the Licensed Software and the purpose of which is to demonstrate use and operation of the Licensed Software, including but not limited to, manuals and tutorials.


Agreement to Develop OEM Products (DRAFT)        1                       4/20/98

      2.2 Acknowledgement of ATI Rights. OEM PARTNER hereby acknowledges that all Licensed Software delivered in any form hereunder, including, but not limited to, disks, CD-ROMs and the like, and Licensed Documentation are proprietary products of ATI, protected by copyright and other applicable laws, and otherwise constitute trade secrets and proprietary information of ATI. OEM PARTNER agrees not to use Licensed Software and Licensed Documentation, except in accordance with and subject to the terms and conditions of this Agreement.

3. PROTECTION OF ATI RIGHTS IN LICENSED SOFTWARE AND DOCUMENTATION

      3.1 Prohibited Acts. Except as provided herein or with the prior written consent of ATI, OEM PARTNER agrees not to, and will not permit others to, do the following:

            (a) copy, reproduce, alter, reverse engineer, translate, disassemble, or decompile the Licensed Software in whole or in part, or

            (b)   copy, reproduce, alter or translate the Licensed
                  Documentation.

      3.2 Indemnification. OEM PARTNER agrees, at its sole expense, to indemnify, defend and hold ATI, its agents, employees, successors and assigns, harmless for, and forthwith reimburse ATI, its agents, successors and assigns employees, from any and all claims, losses, damages, expenses, including attorney's fees, or any other liability, sustained by any of them, that may result, in whole or in part, from the use by OEM PARTNER or any other party, of any OEM PARTNER'S OEM PRODUCTS or any associated materials. OEM PARTNER agrees to protect ATI against any and all infringements of its Intellectual Property Rights by properly notifying ATI of those persons or entities who possess any OEM PARTNER'S OEM PRODUCTS, as well as all other parties, who are or might be considered to be in violation of ATI's Intellectual Property Rights.

      3.3 Trademark Usage. ATI hereby authorizes OEM PARTNER to use the Trademarks in the Territory on or in relation to the OEM PARTNER'S OEM PRODUCTS, for the sole purposes of exercising its rights and performing its obligations under this Agreement, and for no other purposes without the prior written consent of ATI.

      3.4 OEM PARTNER Assurances. OEM PARTNER agrees, warrants and will take steps to assure that:

            (a) the ATT notice of copyright symbol (i.e. (C) Amiable Technologies, Inc. 1998 All Rights Reserved) appears clearly in the following areas of each and every OEM PARTNER'S OEM
                  PRODUCTS: on the start-up screen, on the inside cover of the manual, on the exterior of the disk label, and the exterior packaging; and

            (b) each reference to and use of any of the Trademarks by OEM PARTNER is and will be in a manner from time to time approved by ATI and accompanied by an acknowledgment, in a form approved by ATI, that the same is a Trademark (or registered Trademark) of ATI as the case may be;

            (c) a notice is affixed to or accompanies the OEM PARTNER'S OEM PRODUCTS stating that the Software incorporated therein is licensed for use by the purchaser thereof only, but only to the extent that such use as reasonably necessary for the proper use of the OEM PARTNER'S OEM PRODUCTS for the purposes for which they were designed and providing that such Software shall not be copied or altered.


Agreement to Develop OEM Products (DRAFT)        3                       4/20/98

            (b) The OEM PARTNER'S OEM PRODUCTS shall be packaged in accordance with ATI's then-current packaging specifications, for the mode of shipment selected by ATI. If OEM PARTNER desires or requires different or special packaging, OEM PARTNER shall advise ATI thereof, and shall assume all liability therefor, and shall pay ATI all costs associated therewith.

            (c) The OEM PARTNER'S OEM PRODUCTS shall be delivered f.o.b. ATI's shipping point, and thereafter, OEM PARTNER shall assume all risk of loss therefor.

5. TERM OF THE AGREEMENT

      5.1 Term. The term of this Agreement shall commence as of the Effective Date and unless sooner terminated by either party as provided herein, shall continue for a period of two (2) years from the Effective Date, and thereafter, for successive terms of one (1) year each, unless either party, at least sixty (60) days prior to the end of the initial or any successor term, gives written notice to the other party of its intention to terminate this Agreement at the conclusion of the term then in progress. Notwithstanding the termination of this Agreement and provided that the termination is not the result of breach of this Agreement by OEM PARTNER or by reason of those events set forth in "5.3" hereof, ATI agrees to license OEM PARTNER'S OEM PRODUCTS to OEM PARTNER for the six (6) month period following the termination of this Agreement, at ATI's then current license fees and upon such other terms and conditions as ATI may require.

      5.2 Prior Termination. This Agreement may be terminated at any time upon ninety (90) days prior written notice by either party if either party files a voluntary petition in bankruptcy or under any similar insolvency law, makes an assignment for the benefit of its creditors, becomes insolvent, or if any involuntary petition in bankruptcy or under any similar insolvency laws is filed against it, or if a receiver is appointed for, or a levy or attachment is made against substantially all of its assets, and such involuntary petition is not dismissed or such receiver or levy or attachment is not discharged within ninety (90) days after the filing or appointment thereof.

      5.3 Termination Upon Breach. This Agreement may also be terminated, without notice, by ATI if OEM PARTNER fails to pay the amount of any purchase order when payment is due under this Agreement. This Agreement may also be terminated upon ten (10) days' written notice by OEM PARTNER or by ATI if the other party fails to comply with any other undertaking, covenant, term, or provision of this Agreement. ATI's and OEM PARTNER's right to terminate this Agreement under the preceding sentence of this paragraph may not be exercised unless the party seeking to terminate shall have given the other party notice of the failure and the other party shall have refused or failed to correct or cure its default within thirty (30) days following notice from the party seeking to terminate.

      5.4   Effect of Termination. The termination of this Agreement shall not
            (i) affect any of OEM PARTNER's obligations hereunder with respect to indemnification and the protection of ATI's Intellectual Property Rights in OEM PARTNER's OEM PRODUCTS, or (ii) affect the use of OEM PARTNER'S OEM PRODUCTS by any party who has acquired the right to use any OEM PARTNER'S OEM PRODUCTS, provided that such use is at all times subject to and in accordance with the terms and conditions of this Agreement. Furthermore, upon the termination of this Agreement, ATI shall have no further obligations under this Agreement excepting those that may be required under Section 5.1 hereof.


Agreement to Develop OEM Products (DRAFT)        5                       4/20/98

      6.7 Training. ATI agrees to provide one week of training at its facilities to OEM PARTNER on OEM PARTNER'S OEM PRODUCTS. OEM PARTNER may request additional training at its facilities with thirty (30) days notice. OEM PARTNER assumes all associated costs of training for its employees.

      6.8 Specifications. ATI agrees to develop precise product specifications for OEM PARTNER'S OEM PRODUCTS. OEM PARTNER agrees to provide feedback and/or approval of specifications within ten business days of receipt.

7. AGREEMENT OF OEM PARTNER

      7.1 Inclusion of software. OEM PARTNER agrees to include the OEM PARTNER'S OEM PRODUCES with every FJ or CJ-2 machine OEM PARTNER will sell during the term of this Agreement.

      7.2 Minimum License. OEM PARTNER agrees to license a minimum quantity of [information redacted]## per year, starting with Start Date. Over the initial term of this agreement, OEM PARTNERS will purchase a minimum of [information redacted]## units during the first two years of this contract.

      7.3 Payments of Royalties. All royalties due in accordance with the term of this Agreement shall be paid in US Dollars within 30 days after the end of the calendar quarter. With each royalty payment OEM PARTNER shall include a written summary, broken out by month of sale and country categories (US, Canada, Europe, Far East, Rest of World), of: (a) the number and types of licensed systems distributed or used internally by OEM during the quarter; (b) The number and types of font programs, by Typefaces, bundled with the software for use as a part of a Licensed System and licensed to users or used internally by OEM PARTNER during the quarter, and (c) any other information which may be required to determine whether OEM PARTNER is paying the correct royalty amount hereunder.

      7.4 When Royalties Are Earned. All royalties due hereunder shall be earned on the date OEM PARTNER ships a Licensed System to its customer.

      7.5 Right of Audit. OEM PARTNER shall maintain a complete, clear, accurate record of: (a) the number and types of Licensed Systems distributed or used internally by OEM PARTNER; (b) the number and types of Coded Font Programs, by Typefaces, bundled with Licensed Software; and (c) any other information which may be required to determine whether OEM PARTNER is paying the correct royalty amount hereunder. To ensure compliance with the terms of this Agreement, ATI shall have the right to conduct an inspection and audit of all the relevant accounting and sales books and records of OEM PARTNER during regular business hours at OEM PARTNER'S offices and in such a manner as not to interfere with OEM PARTNER'S normal business activities. In no event shall audits be made hereunder more frequently than every six (6) months. If such inspections should disclose any underreporting, OEM PARTNER shall promptly pay ATI such amount, together with interest thereon at the rate of 1-1/2% per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due.

      7.6 Marketing Efforts. OEM PARTNER agrees to use its reasonable, commercial efforts to market, sell and distribute the OEM PARTNER'S OEM PRODUCTS, and further agrees that the marketing and advertising efforts will be of high quality, and will preserve the professional image and reputation of ATI.

      7.7 Publish/Printed Materials. OEM PARTNER agrees to refrain from placing any reference to OEM PARTNER'S OEM PRODUCTS being based on ATI STANDARD SOFTWARE in any printed materials other than those set forth in 3.4 (a) and (b) hereof.

-------------------
## The information contained in this portion of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Agreement to Develop OEM Products (DRAFT)        7                       4/20/98

            (b) Any provision of this Agreement to OEM PARTNER, any end-user of an OEM PARTNER'S OEM PRODUCTS or other third party, whether based to the contrary notwithstanding, in no event shall ATI's liability under or arising our of this Agreement, whether based upon breach of contract, warrant negligence, gross negligence, strict liability, negligent misrepresentation or any other legal or equitable ground of action, include any special, indirect, incidental, consequential, exemplary or punitive damages of any kind whatsoever, or include claims for loss of use, loss of business, loss of data, or loss of profits, all of the foregoing of which are acknowledged by the parties as specifically excluded from ATI's liability even if ATI shall have been advised of the possibility of such potential loss or damage. The liability of ATI arising hereunder or our of the supplying of any OEM PARTNER'S OEM PRODUCTS or license of software or their use, whether based upon warranty, contract, negligence, strict liability, negligent misrepresentation or otherwise, shall not in any case exceed the original cost to OEM PARTNER of such Products.

      8.2 Negation of Warranty. THE OEM PARTNER'S OEM PRODUCTS ARE PROVIDED ON AN "AS IS" BASIS, AND THERE ARE NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. OEM PARTNER SHALL BE SOLELY RESPONSIBLE FOR THE SELECTION, USE, EFFICIENCY AND SUITABILITY OF THE OEM PARTNER'S OEM PRODUCTS, AND ATI SHALL HAVE NO LIABILITY THEREFOR.

      8.3 Entire Agreement. This is the entire and exclusive Agreement of the parties with respect to the subject matter thereof. This Agreement supersedes all prior proposals, oral or written, and all negotiations, conversations or discussions heretofore between the parties related to this Agreement. OEM PARTNER acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein, including statements or representations contained in general sales literature or made by sales personnel. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with the terms and conditions of any order or other instrument submitted by OEM PARTNER. This Agreement shall not be modified except by a subsequently dated written amendment or appendix signed on behalf of ATI and OEM PARTNER by respective duly authorized representative.

      8.4 Notices. Any notices, demands or requests required or permitted to be made pursuant to, under or by virtue of this Agreement must be in writing and mailed, postage prepaid and by certified or registered mail, return receipt requested, or delivered by Federal Express or other reputable independent overnight delivery service providing written evidence of delivery, or by hand delivery by reputable independent courier providing written evidence of delivery, addressed as follows:

            To ATI:
            Amiable Technologies, Inc.
            Attn.: VP Marketing
            International Plaza Two, Suite 625
            Philadelphia, PA 19113 USA

            To OEM PARTNER:
            ROLAND DG CORPORATION
            Attn.: Technical Support Section
            1-6-4 Shinmiyakoda
            Hamamatsu-shi, Shizuoka-ken
            Japan 43 [ILLEGIBLE]


Agreement to Develop OEM Products (DRAFT)        9                       4/20/98

      8.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, agents, permitted successors and permitted assigns.


Agreement to Develop OEM Products (DRAFT)        11                      4/20/98

                                   Appendix A

                           OEM PARTNER'S OEM PRODUCTS

The Licensed Software and Licensed Documentation shall be delivered on Gold CD consisting of the following:

PhotoPRINT Personal Edition

SOFTWARE for Windows95, Windows/NT and MAC

      A stand-alone printer driver with the following preliminary specifications:

            1.    Ability to drive the ROLAND FJ printer (four color and six color);
            2.    Printing directly from supported third-party applications;
            3.    Support of four-color and six-color printing; and
            4     Support of Windows 95, Windows NT and Macintosh platforms;
            5.    6 Color Hexachrome support will be provided I in a later
                  release;
            6.    Support of Windows 98 will be provided when the new OS is
                  available

DOCUMENTATION

         User manual and on-line help consisting of the following:

            1.    Hardcopy installation sheet.
            2.    User Manual in PDF format

LOCALIZATION

         Software and Documentation shall be provided in the following languages: English, Spanish, French, Portuguese, German, Korean, Traditional Chinese, Simplified Chinese, Japanese, and English with two-byte support.

*Support for the CJ-2 Printer will be added if released during the period of this agreement.


Agreement to Develop OEM Products (DRAFT)        13                      4/20/98

                                        Addendum 1

The definitions, terms and conditions of the original Agreement remain in effect unless otherwise superseded by the following terms and conditions in this Addendum. This includes, but is not limited to, Sections 3.1, 4.2, 4.3, 5.1, 5.2, 5.3, 5.4, 7.1, 7.2, 7.3, 8.1, 8.2, 8.6, and Appendix B.

1.    DEMONSTRATION UNITS

      1.1 Definition. "DEMONSTRATION UNITS" are defined as OEM PRODUCT provided by ATI to OEM PARTNER

            (a)   To be used internally by OEM PARTNER for development purposes.

            (b) For inclusion with demonstration printer to OEM PARTNER's joint ventures, subsidiaries, and resellers to show potential buyers the printer or OEM SOFTWARE.

            (c) Any uses or applications, which fall outside this definition, are defined as "LICENSED SOFTWARE" and subject to the terms and conditions of Agreement. This includes, but is nor limited to, DEMONSTRATION UNITS provided with demonstration printers which are later sold. In such cases, DEMONSTRATION UNITS becomes LICENSED SOFTWARE and are subject to the terms and conditions of Agreement.

            (d) ATI may, but is not obligated to, provide DEMONSTRATION UNITS to OEM PARTNER at reduced or no cost to OEM PARTNER

      1.2 Limitation of number. ATI will provide OEM PARTNER with a maximum number of DEMONSTRATION UNITS of 10% of OEM PARTNER's annual commitment OR [information redacted]## units, whichever is greater.

      1.3 Japanese Fonts. Japanese DEMONSTRATION UNITS are still subject to Appendix B, Section 1. Two fonts must be licensed with each of the DEMONSTRATION UNITS sold within Japan. OEM PARTNER will have a choice of bundling Morisawa fonts at [information redacted]## apiece, or Heisei fonts at [information redacted]## apiece.

      1.4 Payment of Royalties and reporting. OEM PARTNER shall include a written summary, broken out by month of sale and region categories (Japan or Rest of World) of: (a) the number and types of DEMONSTRATION UNITS distributed or used internally by OEM PARTNER during the quarter; (b) The number and types of font programs, by Typefaces, bundled with the software for use as part of DEMONSTRATION UNITS, and (c) any other information which may be required to determine whether OEM PARTNER is paying the correct royalty amount hereunder.

2.    SOFTWARE MAINTENANCE/TECHNOLOGY UPDATE FEES

      Additional software maintenance charges of [information redacted]##/unit will be paid every quarter at the same time as payment of royalties. This charge will begin at the release of ColorChoice 2.0. All payments due in accordance with the terms of this Agreement shall be paid in US Dollars within 30 days after the invoice date, prior reception of the appropriate invoice by OEM PARTNER.

3.    NON-RECURRING ENGINEERING (NRE) FEES

      A prepaid NRE of [information redacted]## for ColorChoice 3.0 shall be due and invoiced upon signing of this Addendum. Payment terms shall be till the end of March 1999. Development of the ColorChoice 3.0 software shall commence as of the signing of this Addendum and will incorporate support of the Roland CJ-500/400.

4.    DOCUMENT TRANSLATION FEES

      Documentation translation fees of [information redacted]## per non-English/Japanese language will be due after the delivery of final version of ColorChoice 2.0. Payment terms will be Net 30. Standard translation costs will be negotiated in good faith by both parties for ColorChoice 3.0, in order to agree on the appropriate terms and conditions approximately by Jun 15th, 1999. Once agreed and signed by both parties, such translation costs will be attached to this Addendum as an integral part thereof.
-------------------
## The information contained in this portion of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Agreement to Develop OEM Products (DRAFT)        15                      4/20/98

                                   Addendum 2

The definitions, terms and conditions of the original Agreement signed on 4/24/98, remain in superseded by the following terms and conditions in this Addendum. This includes, but is not limited 5.1, 5.2, 5.3, 5.4, 7.1, 7.2, 7.3, 8.1, 8.2, 8.6, Appendix B and Addendum 1 signed on 03/30/99.

1.    ADDITION OF SUPPORTED PRINTER

      This Addendum will incorporate support of the Roland FJ-500/400 in the OEM PARTNER'S OEM PRODUCT, with the following additional features:

      a) Ability to drive Roland FJ-500/400, CJ-500/400, FJ-42/52, FJ-40/50;
      b) Support of eight-color printing;
      c) Support of Variable-dot printing;

2.    NON-RECURRING ENGINEERING (NRE) FEES

      An NRE of [information redacted]## for OEM PARTNER'S OEM PRODUCT for the FJ-500/400 shall be due and invoiced with following payment schedule:

      a)    [information redacted]## upon signing of this Addendum;
      b) [information redacted]## after the delivery of release version of English/Japanese;
      c)    [information redacted]## after the delivery of localized languages.

      Payment terms shall be Net 30 days. Development of the OEM PARTNER'S OEM PRODUCT for FJ-500/400 shall commence as of the signing of this Addendum.

3.    DOCUMENT TRANSLATION FEES

      Documentation translation fees of [information redacted]## per language, excluding English and Japanese, will be due after the delivery of final version of OEM PARTNER'S OEM PRODUCT. Payment terms will be Net 30.

4.    TERM

      The term of this Addendum shall commence as of the Effective Date of this Addendum and shall continue until termination of the original Agreement and all its terms and conditions.

    SCHEDULE OF DELIVERABLES

--------------------------------------------------------------------------------
        Platform/Language                     Beta Version  Release Version
--------------------------------------------------------------------------------
        Windows/Macintosh (English)             3/30/2000      4/30/2000
--------------------------------------------------------------------------------
        Windows/Macintosh (Japanese)               --          5/20/2000
--------------------------------------------------------------------------------
        Windows/Macintosh (Other Languages)        --          7/20/2000
--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below and each party holds one original copy

   Amiable Technologies, Inc.                       ROLAND DG CORPORATION

RAMON HAREL                                            MASAHIRO TOMIOKA
-------------                                         ----------------
(Printed Name                                           (Printed Name)

PRESIDENT                                                 PRESIDENT
---------                                                 ---------
 (Title)                                                   (Title)

By: /s/ Ramon Harel                                   /s/ Mashiro Tomioka
-------------------                                   -------------------
    (Signature)                                            (Signature)

  20 APR 00                                               4/3/2000
-------------                                           ------------
(Date Signed)                                           (Date Signed)
-------------------
## The information contained in this portion of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Agreement to Develop OEM Products (DRAFT)        15                      4/20/98